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Exhibit 10.66

VIA HAND DELIVERY

March 12, 2004

Mr. Rakesh Gangwal
Chairman, President & Chief Executive Officer
Worldspan, L.P.
300 Galleria Parkway N.W.
Atlanta, Georgia 30339

  Re:
  Pension Benefits

Dear Rakesh:

        Your employment agreement dated as of June 30, 2003 between Worldspan, L.P. ("Worldspan") and Travel Transaction Processing Corporation, as amended on November 19, 2003 ("Employment Agreement"), obligates Worldspan to provide you and, in some circumstances, your survivors, with certain pension benefits. This letter agreement (the "Agreement"), once executed by you, sets forth our mutual understanding regarding the pension benefits that Worldspan will provide you in full satisfaction of its pension obligations under the Employment Agreement.

SECTION I.    Benefit for you.

        A.    Standard Amount, Commencement and Form.    Upon your retirement from or other termination from service as an employee of Worldspan, Worldspan shall pay to you from its general assets a monthly pension benefit. The amount of your monthly pension benefit shall be equal to (i) a dollar amount which is equal to 60% of your Average Monthly Compensation multiplied by a fraction, the numerator of which is your Benefit Service and the denominator of which is 30, less (ii) a dollar amount which is equal to your Social Security Offset multiplied by a fraction, the numerator of which is your Benefit Service and the denominator is 30. The first payment of your monthly pension benefit shall be due on August 1, 2015 (or, if later, the first day of the calendar month after your retirement from or other termination from service as an employee of Worldspan). The last payment of your monthly pension benefit shall be due on the first day of the calendar month in which you die.

        B.    Defined Terms.    The capitalized terms set forth in Section I.A. shall have the meanings set forth in the Worldspan Employees' Pension Plan ("Pension Plan") with the exception that, in accordance with your Employment Agreement, your "Benefit Service" shall be equal to 5.5 years. Also, your "Average Monthly Compensation" will be the sum of your annual base salary as of December 31, 2003 plus your annualized target bonus for 2003 (100% of your annual base salary). As each participant's Average Monthly Compensation under the Pension Plan was frozen as of December 31, 2003, you agree that your Average Monthly Compensation is also frozen as of December 31, 2003. Your Social Security Offset shall be determined on the basis of facts as they exist at December 31, 2003. The limitations on annual benefits and compensation pursuant to Internal Revenue Code Sections 415(b) and 401(a)(17) will not apply in determining your benefit in Section I.A.

        C.    Early Commencement.    If your retirement from or other termination from service as an employee is before July 1, 2015 (the calendar month in which you will attain age 62 years) and if you have elected to commence payment of your monthly pension benefit as of a date before August 1, 2015, the amount of your monthly pension benefit payable pursuant to Section I.A. above shall be reduced for early commencement (in recognition that it is expected to be paid for a longer period of time) by one-third of one percent (1/3 of 1%) for each month by which the commencement of payments of your monthly pension benefit precedes July 31, 2015 (the last day of the calendar month in which you would attain sixty-two years).

        D.    Termination Following a Change of Control.    In accordance with Section 8(d) of your Employment Agreement, in the event you incur an Involuntary Termination within 1 year following a

Change of Control (as those capitalized terms are defined in Section 8 of the Employment Agreement), you shall be deemed for the purpose of this Agreement to have attained age 62 and, as such, you shall be entitled to immediate commencement of the benefits set forth in Section I.A. above without any actuarial or other reduction for commencement of benefits prior to age 62.

        E.    Optional Forms of Payment.    If you have elected to receive payment of your monthly pension benefit in an available optional form of payment, the monthly amount of the pension benefit payable pursuant to Section I.A. above (as adjusted per Section I.C. above) shall be reduced (in recognition that the monthly pension benefit may possibly be paid for more than one life) in accordance with the form of payment adjustment factors specified in the Pension Plan as of December 31, 2003 for persons who make such an election.

        F.    Election of Non-Standard Commencement or Form.    You have the right to elect to commence payment of your monthly pension benefit as of the first day of the calendar month following your retirement from or other termination from service as an employee of Worldspan. You have the right to elect to receive payment of your monthly pension benefit in any available optional form of payment made available under the Pension Plan. You may make, revoke and re-make such election (either or both) at any time and as often as desired; provided, however, that (i) your elections (either or both) shall be effective only if made in writing and only when delivered to the principal human resources officer of Worldspan, and (ii) any such election delivered less than twelve (12) months prior to retirement from or other termination from service as an employee of Worldspan shall be disregarded as if it had never been made.

SECTION II.    Benefit for your Survivors.

        A.    Death Before Pension Payments Are Due.    If you die before any payments are due to you under the Section I above, Worldspan shall pay to your beneficiary from its general assets a lump sum death benefit (reduced by payroll, income or other taxes withheld). The amount of the death benefit shall be a single lump sum that is the present value (determined in accordance with the factors specified in the Pension Plan) of a monthly survivor annuity determined as follows.

  (i)
  Employed at Death.    If you die before retirement from or other termination from service as an employee of Worldspan, the amount of the monthly survivor annuity shall be the monthly amount which a joint annuitant who was the same age as you (or adjusted if a different age) would have received if (i) you had retired or terminated from service on the date of your death, (ii) you had elected to commence receipt of the monthly pension benefit determined under Section I in the Survivor Annuity form (50%) (as defined in the Pension Plan) as of the first day of the calendar month after your date of death and (iii) you had died the day after the first payment was due.

  (ii)
  Terminated at Death.    If you die after retirement from or other termination from service as an employee of Worldspan, the amount of the monthly survivor annuity shall be the monthly amount which a joint annuitant who was the same age as you (or adjusted if a different age) would have received if (i) you had elected to commence receipt of the monthly pension benefit determined under Section I in the Survivor Annuity form (50%) (as defined in the Pension Plan) as of the first day of the calendar month after the date of death and (ii) you had died the day after the first payment was due.

        B.    Time of Payment.    The death benefit shall be paid as soon as administratively practicable after the beneficiary makes application for the death benefit, the beneficiary is determined to be entitled to the death benefit and the amount thereof is determined. No election, rescission or other action taken by you under Section I shall be effective to modify the death benefit hereinbefore described. No other benefits shall be payable under this Agreement with respect to you if you die under these circumstances.

        C.    Death After Pension Payments Are Due.    If you die after any payments are due to you under Section I above, the only benefit that will be paid to your survivors is the benefit, if any, that is due under the terms of the optional form of payment, if any, that you elected (to be reduced by payroll, income or other taxes withheld).

SECTION III.    General Matters.

        A.    Unsecured General Creditor of Worldspan.    Worldspan and its successors and assigns shall be responsible for paying all benefits due hereunder. You and any other person entitled at any time to payments hereunder shall look for such payments solely to the assets of Worldspan as an unsecured, general creditor.

        B.    Amendments and Termination.    This Agreement may be modified or terminated at any time and in any respect by mutual consent and by a written agreement signed by both Worldspan and you. This Agreement shall be effective only when it has been signed by both Worldspan and you.

        C.    Miscellaneous.    Neither you nor your surviving spouse shall have the power to transmit, assign, alienate, dispose of, pledge or encumber any benefit payable under this Agreement before its actual payment to such person. No benefit payable under this Agreement shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to such person.

        D.    Legal Status.    This Agreement is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Agreement is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Internal Revenue Code ("Code") shall not apply to this Agreement. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Agreement. Worldspan shall be the plan administrator of this Agreement. In the absence of any designation to the contrary by Worldspan, the individual serving as the Secretary of Worldspan is designated as the appropriate and exclusive agent for the receipt of service of process in any legal proceeding involving this Agreement. This Agreement shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of New York.

        If you concur with this Agreement, please indicate that by signing and returning a copy of this letter to the undersigned.

Sincerely,

Worldspan, L.P.

/s/ MARGARET K. CASSIDY Margaret K. Cassidy Vice President and Associate General Counsel

Travel Transaction Processing Corporation

/s/ MARGARET K. CASSIDY Margaret K. Cassidy Secretary

Accepted and Agreed to this 12th day of March, 2004

/s/ RAKESH GANGWAL Rakesh Gangwal Chairman, President & Chief Executive Officer

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  Exhibit 10.66